Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Indoor Harvest Corp.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, dated March 31, 2015 included in Indoor Harvest Corp.’s Annual Report on Form 10-K for the year ended December 31, 2014, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/RBSM LLP
McLean, Virginia
September 15, 2015